Filed Pursuant to Rule 424(b)(3) Registration No. 333-275245

PROSPECTUS

LIPELLA PHARMACEUTICALS INC.

Up to 2,730,264 Shares of Common Stock Issuable Upon Exercise of Certain Pre-Funded Common Stock Purchase Warrants, Common Stock Purchase Warrants and Placement Agent Warrants

This prospectus relates to the offer and resale of up to an aggregate of 2,730,264 shares (the “Warrant Shares”), of common stock, par value $0.0001 per share (“Common Stock”) of Lipella Pharmaceuticals Inc. (the “Company”, “we”, “us” or “our”) issuable upon the exercise of (i) pre-funded common stock purchase warrants (the “Pre-Funded Warrants”) to purchase up to 1,315,790 Warrant Shares, with an exercise price of $0.001 per share, (ii) common stock purchase warrants (the “Common Warrants”) to purchase up to 1,315,790 Warrant Shares, with an exercise price of $1.40 per share, and (iii) placement agent common stock purchase warrants (the “Placement Agent Warrants” and, collectively, with the Pre-Funded Warrants and Common Warrants, the “Warrants”), to purchase up to 98,684 Warrant Shares, with an exercise price of $1.90 per share. The Pre-Funded Warrants and Common Warrants were issued pursuant to a securities purchase agreement (the “Purchase Agreement”), dated October 23, 2023, between the Company and the Purchaser (as defined below). In addition, pursuant to a certain engagement letter (the “Engagement Letter”) dated October 20, 2023, between the Company and the Placement Agent (as defined below), the Company agreed to issue the Placement Agent or its designees, Placement Agent Warrants to purchase up to 98,684 shares of Common Stock. The holders of the Warrants and the Warrant Shares are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.” We are registering the resale of the Warrant Shares as set forth in this prospectus to satisfy our obligations under the Purchase Agreement, the accompanying registration rights agreement (the “Registration Rights Agreement”), dated as of October 23, 2023, and the Engagement Letter. For additional information regarding the issuance of the Warrants to the Selling Stockholders, see “October 2023 Private Placement Transaction” beginning on page 11.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Warrant Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 19.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Warrant Shares in the section titled “Plan of Distribution” on page 20.

We are registering the Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus, we will receive $1.40 per share upon the cash exercise of the Common Warrants and $1.90 per share upon the cash exercise of the Placement Agent Warrants. Assuming the cash exercise of the Common Warrants for all 1,315,790 Warrant Shares, we will receive aggregate gross proceeds of approximately $1,842,106. Assuming the exercise of the Placement Warrants for all 98,684 Warrant Shares by payment of cash, we will receive aggregate gross proceeds of approximately $187,500. The Warrants are immediately exercisable; however, we cannot predict when and in what amounts or if the Common Warrants and Placement Warrants will be exercised, and it is possible that the Common Warrants and Placement Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all expenses incurred in connection with the registration of the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “LIPO.”

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “Jobs Act”), and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings.

This offering will terminate on the earlier of (i) the date when all of the securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, and without the requirement for the Company to be in compliance with the current public information requirement of such rule, unless we terminate it earlier.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 6 and in the documents which are incorporated by reference herein before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2023.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 2,730,264 Warrant Shares issuable upon the exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Warrant Shares offered by this prospectus and any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Warrant Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Warrant Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to “Lipella,” the “Company,” “we,” “our” or “us” refer to Lipella Pharmaceuticals Inc., a Delaware corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any amendment and the information incorporated by reference into this prospectus, including the sections entitled “Risk Factors,” contain “forward-looking statements” within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. These forward-looking statements include, without limitation: statements regarding our business, strategies, products, future results and events and financial performance, and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or our management’s good faith belief as of that time with respect to future events. Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements due to a number of factors including, but not limited to, those set forth under the heading “Risk Factors” in this prospectus, as well as other risks discussed in documents that we file with the SEC.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should review our subsequent reports filed with the SEC described in the sections of this prospectus and the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information may be imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in any documents that we incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Our Business

Overview

We are a clinical-stage biotechnology company focused on developing new drugs by reformulating the active agents in existing generic drugs and optimizing these reformulations for new applications. We believe that this strategy combines many of the cost efficiencies and risk abatements derived from using existing generic drugs with potential patent protections for our proprietary formulations; this strategy allows us to expedite, protect, and monetize our product candidates. Additionally, we maintain a therapeutic focus on diseases with significant, unaddressed morbidity and mortality where no approved drug therapy currently exists. We believe that this focus can potentially help reduce the cost, time and risk associated with obtaining marketing approval.

Consistent with our strategy, the initial indication that we are currently addressing (via development of our product candidate, which we have designated as LP-10) is hemorrhagic cystitis (“HC”), which is chronic, uncontrolled urinary blood loss that results from certain chemotherapies (such as alkylating agents) or pelvic radiation therapy (also called “radiation cystitis”). Many radiation cystitis patients experience severe morbidity (and in some cases, mortality), and currently, there is no therapy for their condition approved by the U.S. Food and Drug Administration (“FDA”), or, to our knowledge, any other regulatory body. LP-10 is the development name of our reformulation of tacrolimus (an approved generic active agent) specifically optimized for topical deposition to the internal surface of the urinary bladder lumen using a proprietary drug delivery platform that we have developed and that we refer to as our metastable liposome drug delivery platform (our “Platform”). We are developing LP-10 and our Platform to be, to our knowledge, the first drug candidate and drug delivery technology that could be successful in treating cancer survivors who acquire HC.

In a second program, we are developing a product candidate, which we have designated LP-310 and which employs a formulation similar to LP-10, for the treatment of oral lichen planus (“OLP”). OLP is a chronic, T-cell-mediated, autoimmune oral mucosal disease, and LP-310 contains tacrolimus which inhibits T-lymphocyte activation. Symptoms of OLP include painful burning sensations, bleeding and irritation with tooth brushing, painful, thickened patches on the tongue, and discomfort when speaking, chewing or swallowing. These symptoms frequently cause weight loss, nutritional deficiency, anxiety, depression, and scarring from erosive lesions. OLP can also be a precursor to cancer, predominately squamous cell carcinoma, with a malignant transformation rate of approximately one percent. LP-310 is the development name of our oral, liposomal formulation of tacrolimus (the same approved generic active agent in LP-10) specifically optimized for local delivery to oral mucosa. We believe that our approach of using metastable liposomal tacrolimus as a treatment for OLP is novel. To date, upon review of relevant FDA public data resources on approved drugs and biologics, we are not aware of any other liposomal products developed to treat such disease. We recently received FDA Investigational New Drug (IND) approval for a 12-subject, multicenter, phase-2a clinical trial with a dose escalation design.

Our Platform includes proprietary drug delivery technologies optimized for use with epithelial tissues that coat lumenal surfaces, such as the colon, the various tissues lining the mouth and esophagus and the tissues lining the bladder and urethra. The Company has two issued patents in the United States that should exclude competitors from making, selling or using our LP-10 and LP-310 formulations in the United States until July 11, 2035. We also have issued patents in Australia, Canada, and Europe that do not expire until October 22, 2034. Corresponding patent applications are pending in the United States Patent Offices. We also have a pending United States patent application on an improvement to the technology.

Since our inception in 2005, we have focused primarily on business planning and progressing our lead product candidates, including progressing LP-10 through clinical development, raising capital, organizing and staffing the Company.

Corporate Information and Where You Can Find Us

We were incorporated under the laws of the state of Delaware in February 2005. Our principal executive offices are located at 7800 Susquehanna Street, Suite 505, Pittsburgh, PA 15208, and our telephone number is (412) 894-1853. We have approximately 6,000 square feet of combined laboratory, office and warehouse space at our principal executive offices that we use in our research and development efforts, including a sterile pharmaceutical pilot plant for manufacturing liposomal and other formulations, as well as relevant analytical facilities. Our corporate website address is www.lipella.com. The information contained in, or accessible through, our website is not incorporated by reference into this prospectus or the registration of which it forms a part and is intended for informational purposes only. You should not consider such website information to be a part of the registration statement of which this prospectus forms a part.

Implications of Being an Emerging Growth and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	reduced obligations with respect to financial data;

●	an exception from compliance with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years following our December 2022 initial public offering (our “IPO”) or such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company upon the earliest of:

●	the last day of the fiscal year on which we have $1.235 billion or more in annual revenue,

●	the date on which we become a “large accelerated filer” (i.e., as of our fiscal year end, the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30),

●	the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period, or

●	the last day of our fiscal year following the fifth anniversary of the date of the completion of our IPO.

We may choose to take advantage of some but not all of these reduced reporting burdens.

In addition, under the JOBS Act, emerging growth companies can take advantage of an extended transition period and delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

Also, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company). For as long as we qualify as a “smaller reporting company,” we may provide reduced disclosure in the public filings that we make with the SEC than larger public companies, such as the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure.

As a result of qualifying as an emerging growth company and a smaller reporting company, to the extent we take advantage of the allowable reduced reporting burdens, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

ABOUT THIS OFFERING

This prospectus relates to the offer and resale by the Selling Stockholders of up to 2,730,264 Warrant Shares issuable upon the exercise of the Warrants. All of the Warrant Shares, if and when sold, will be sold by the Selling Stockholders.

Warrant Shares offered by the Selling Stockholders:	Up to 2,730,264 shares of Common Stock.

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants that are exercisable for the Warrant Shares offered hereby):	8,534,209(1)

Use of proceeds:	We will not receive any of the proceeds from any sale of the Warrant Shares by the Selling Stockholders. We will receive proceeds in the event that all of the Warrants are exercised at the exercise prices per share for cash which will result in gross proceeds of approximately $2.0 million. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors:	An investment in our securities involves substantial risk. You should read carefully the “Risk Factors” section on page 6 of this prospectus, and under similar headings in the other documents incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol for Common Stock:	“LIPO”

(1)	Shares of our Common Stock that will be outstanding after this offering is based on 5,803,945 shares of Common Stock outstanding as of October 30, 2023, but excludes the following as of such date: (a) 1,078,000 shares of our securities issuable upon options outstanding under the Company’s 2008 Stock Incentive Plan (the “2008 Plan”) having an exercise price of $1.25 per share, all of which are fully exercisable, (b) 1,375,000 shares of our securities issuable upon options outstanding under the Amended and Restated 2020 Stock Incentive Plan (the “Plan”), having exercise prices ranging from $2.19 to $5.00 per share, with a weighted average exercise price of $3.93 per share, 1,194,333 of which are fully exercisable, and (c) 143,994 shares of Common Stock issuable upon the exercise of fully exercisable warrants having an exercise price of $5.00 per share.

RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to the Resale of the Warrant Shares and Ownership of Shares of Our Common Stock

The Selling Stockholders may choose to sell the Warrant Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Warrant Shares covered by this prospectus. Sales or other dispositions of the Warrant Shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Warrant Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell Common Stock.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein and therein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

The market price and trading volume of our Common Stock may experience rapid and substantial volatility, which could cause purchasers of our Common Stock to incur substantial losses.

The market price of our Common Stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our Common Stock or result in fluctuations in the price or trading volume of our Common Stock, including:

●	actual or anticipated variations in our annual or quarterly results of operations, including our earnings estimates and whether we meet market expectations with regard to our earnings;

●	our current inability to pay dividends or other distributions;

●	publication of research reports by analysts or others about us or the industry in which we operate, including the pharmaceutical or biotechnology industry which may be unfavorable, inaccurate, inconsistent or not disseminated on a regular basis;

●	changes in market valuations of similar companies;

●	market reaction to any additional equity, debt or other securities that we may issue in the future, and which may or may not dilute the holdings of our existing stockholders;

●	additions or departures of key personnel;

●	actions by institutional or significant stockholders;

●	short interest in our Common Stock or our other securities and the market response to such short interest;

●	the dramatic increase in the number of individual holders of our Common Stock and their participation in social media platforms targeted at speculative investing;

●	speculation in the press or investment community about our company or industries in which we operate;

●	strategic actions by us or our competitors, such as acquisitions or other investments;

●	legislative, administrative, regulatory or other actions affecting our business, our industry, including positions taken by the FDA;

●	investigations, proceedings, or litigation that involve or affect us; and

●	the occurrence of any of the other risk factors included in this registration statement of which this prospectus forms a part; and

●	general market and economic conditions.

Our Common Stock is currently listed on the Nasdaq Capital Market (“Nasdaq”). If we are unable to maintain listing of our Common Stock on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our stockholders to sell shares of Common Stock that they hold.

Although our Common Stock is currently listed on Nasdaq, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain the listing of our Common Stock on Nasdaq or if a liquid market for our Common Stock does not develop or is sustained, our Common Stock may remain thinly traded.

The rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”) require listed issuers to comply with certain standards in order to remain listed on Nasdaq. If, for any reason, we should fail to maintain compliance with these listing standards and Nasdaq should delist our Common Stock from Nasdaq and we are unable to obtain listing on another national securities exchange, trading in the shares of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our Common Stock;

●	the market price of our Common Stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of investors that will consider investing in our Common Stock;

●	the availability of information concerning the trading prices and volume of our Common Stock; and

●	the number of broker-dealers willing to execute trades in shares of our Common Stock.

Because certain of our stockholders control a significant number of shares of our Common Stock, they may have effective control over actions requiring stockholder approval.

As of October 30, 2023, our directors, executive officers and principal stockholders, and their respective affiliates, beneficially own 2,284,675 shares of Common Stock, or approximately 40% of our outstanding shares of Common Stock.  As a result, these stockholders, acting together, may have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, may have the ability to control the management and affairs of our Company. Accordingly, this concentration of ownership might harm the market price of our Common Stock by:

●	delaying, deferring or preventing a change in corporate control;

●	impeding a merger, consolidation, takeover or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock may in the future constitute, “penny stock” within the meaning of the rules, in which case, the additional sales practice and disclosure requirements imposed upon U.S. broker-dealers for sales of penny stocks may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of Common Stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks.”

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the patterns described above from being established with respect to our securities.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $2.0 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants, and to the extent that we receive such proceeds, we intend to use the net proceeds from cash exercises of the Warrants for working capital and general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds from cash exercises of the Warrants, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of issuance of the Warrant Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Warrant Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share for previous issuances of Common Stock or securities convertible into Common Stock paid by certain investors. In addition, the exercise price of the Warrants for the Warrant Shares may be equal to or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our equity incentive programs. In addition, the issuance of the Warrant Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Provisions in our Second Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and our amended and restated by-laws (our “Bylaws”) and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our Certificate of Incorporation and our Bylaws, as each may be amended and/or restated from time to time, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares of Common Stock. These provisions also could limit the price that investors might be willing to pay in the future for shares of our Common Stock, thereby depressing the market price of our Common Stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

●	allow the authorized number of our directors to be changed only by resolution of our board of directors;

●	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

●	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

●	limit who may call special stockholder meetings;

●	authorize our board of directors to issue capital stock without stockholder approval; and

●	require the approval of a majority of the directors to amend or repeal certain provisions of our Bylaws.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our Certificate of Incorporation and our Bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation and our Bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation or Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act of the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and notwithstanding the provisions of our Certificate of Incorporation and our Bylaws, compliance with the federal securities laws and the rules and regulations thereunder may not be waived by our investors. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provisions contained in our Certificate of Incorporation and our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition, and results of operation.

OCTOBER 2023 PRIVATE PLACEMENT TRANSACTIONS

On October 23, 2023, the Company entered into the Purchase Agreement with the purchaser identified on the signature pages thereto (the “Purchaser”) for the issuance and sale in the October 2023 Private Placement of Pre-Funded Warrants to purchase up to 1,315,790 shares of Common Stock, with an exercise price of $0.001 per share, and Common Warrants to purchase up to 1,315,790 shares of Common Stock, with an exercise price of $1.40 per share (the “October 2023 Private Placement”). The Common Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance. The combined purchase price for one Pre-Funded Warrant and one accompanying Warrant was $1.519. The closing of the October 2023 Private Placement contemplated by the Purchase Agreement occurred on October 25, 2023. Pursuant to the Purchase Agreement (and subject to certain exceptions), (i) for a period of 45 days following the Effective Date (as such term is defined in the Purchase Agreement), the Company agreed not to enter into any agreement to issue or announce the issuance of any shares of Common Stock or Common Stock Equivalents (as such term is defined in the Purchase Agreement), and (ii) for a period of one year from the Effective Date, the Company agreed not to issue certain securities if the issuance would constitute a Variable Rate Transaction (as such term is defined in the Purchase Agreement); provided, however, beginning 45 days after the Effective Date, the Company may issue certain securities pursuant to an equity line of credit or an “at-the-market” facility with H.C. Wainwright & Co., LLC, as the Company’s exclusive placement agent in connection with the October 2023 Private Placement (the “Placement Agent”).

In connection with the October 2023 Private Placement, the Company entered into the Registration Rights Agreement, pursuant to which the Company agreed to prepare and file a registration statement with the SEC registering the resale of the shares of Common Stock underlying the Pre-Funded Warrants and the Warrants no later than seven (7) business days after the date of the Registration Rights Agreement, and to use reasonable best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no 45 calendar days following the date of the Registration Rights Agreement (or 75 calendar days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

H.C. Wainwright & Co., LLC acted as the Company’s exclusive placement agent in connection with the October 2023 Private Placement. Pursuant to the Engagement Letter, the Company paid the Placement Agent (i) a total cash fee equal to 7.5% of the aggregate gross proceeds of the October 2023 Private Placement, (ii) a management fee of 1.0% of the aggregate gross proceeds of the October 2023 Private Placement, and (iii) a non-accountable expense allowance of $50,000. In addition, the Company issued to the Placement Agent or its designees Placement Agent Warrants to purchase up to an aggregate of 98,684 shares of Common Stock, which represents 7.5% of the aggregate number of shares of Common Stock underlying the Pre-Funded Warrants sold in the October 2023 Private Placement, at an exercise price equal to $1.90 per share, or 125% of the effective offering price per share of Common Stock underlying the Pre-Funded Warrants sold in the October 2023 Private Placement. The Placement Agent Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance. Pursuant to the Engagement Letter, the Company further (i) granted the Placement Agent tail financing rights for twelve (12) months following the expiration or termination of the Engagement Letter, and (ii) a right of first refusal to act as exclusive financial advisor, sole book-runner and/or sole placement agent for a period of twelve (12) months following the consummation of the October 2023 Private Placement. In addition, pursuant to the Engagement Letter, upon any exercise for cash of the Common Warrants, the Company shall pay the Placement Agent (i) a cash fee of 7.5% of the aggregate gross exercise price paid in cash and (ii) a management fee of 1.0% of the aggregate gross exercise price paid in cash, and further, the Company shall issue to the Placement Agent (or its designees) warrants (“Additional Placement Agent Warrants”) to purchase shares of Common Stock equal to 7.5% of the aggregate number of shares of Common Stock underlying the Warrants that have been exercised. The Additional Placement Agent Warrants, if any, will have the same terms as the Placement Agent Warrants. In addition, the Company is required to register the resale of shares of Common Stock underlying the Additional Placement Agent Warrants upon issuance of such warrants pursuant to the Engagement Letter.

SELLING STOCKHOLDERS

The Warrant Shares being offered by the Selling Stockholders are the Warrant Shares issuable upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “October 2023 Private Placement Transactions” on page 11 of this prospectus. We are registering the Warrant Shares issuable upon exercise of the Warrants to permit the Selling Stockholders to offer such shares for resale from time to time. Except for the ownership of the Warrants and other than as a result of the Engagement Letter, none of the Selling Stockholders have had any material relationship with us within the past three (3) years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholder’s beneficial ownership after completion of this offering. The registration of the Warrant Shares issuable to the Selling Stockholders upon the exercise of the Warrants does not necessarily mean that the Selling Stockholders will sell all or any of such shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all shares of Common Stock being offered by the Selling Stockholders are sold. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock subject to warrants held by that Selling Stockholder that are exercisable for shares of Common Stock within 60 days after October 30, 2023, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

This prospectus covers the resale of up to an aggregate of 2,730,264 Warrant Shares that may be sold or otherwise disposed of by the Selling Stockholders. Such shares are issuable to the Selling Stockholders upon the exercise of the Warrants. See “October 2023 Private Placement Transactions” in this prospectus for further details relating to the Warrant Shares and the Warrants.

Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Warrant Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Beneficially Owned After Offering(3)	Percentage Beneficially Owned After Offering(3)
Sabby Volatility Warrant Master Fund, Ltd.(4)	644,166	2,631,580	—	—%
Michael Vasinkevich(5)	63,281	63,281	—	—%
Noam Rubinstein(5)	31,085	31,085	—	—%
Craig Schwabe(5)	3,331	3,331	—	—%
Charles Worthman(5)	987	987	—	—%
TOTAL	935,398	2,730,264	—	—%

(1)	All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding (each such limitation, a “Beneficial Ownership Limitation”.) As a result, the number of shares of Common Stock reflected in this column as beneficially owned by each Selling Stockholder includes (i) any outstanding shares of Common Stock held by such Selling Stockholder, and (ii) if any, the number of shares of Common Stock subject to the Warrants exercisable for the Warrant Shares offered hereby and any other warrants that may be held by such Selling Stockholder, in each case which such Selling Stockholder has the right to acquire as of October 30, 2023 or within 60 days thereafter and without it or any of its affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of Common Stock as of October 30, 2023.

(2)	Represents shares of Common Stock owned by the Selling Stockholders upon full exercise of the Warrants offered hereby.

(3)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 5,803,945 shares of Common Stock outstanding on October 30, 2023, which excludes (a) 1,078,000 shares of Common Stock issuable upon exercise of outstanding options issued under the 2008 Plan at an exercise price of $1.25 per share and (b) 1,375,000 shares of Common Stock issuable upon exercise of outstanding options issued under the Company’s 2020 Stock Incentive Plan (the “2020 Plan”) at exercise prices ranging from of $2.19 to $5.00 per share, having a weighted average exercise price of $3.93 per share, and assumes full exercise of the Warrants that are exercisable for the 2,730,264 Warrant Shares offered hereby. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any warrants held by the Selling Stockholders after this offering.

(4)	Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd., and Hal Mintz, manager of Sabby Management, LLC, may be deemed to share voting and dispositive power with respect to these securities. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The Pre-Funded Warrants and Common Warrants issued to Sabby Volatility Warrant Master Fund, Ltd are subject to a 9.99% and 4.99%, respectively, beneficial ownership limitation, which limitations prohibit the selling stockholder from exercising any portion of the Warrants if, following such exercise, Sabby Volatility Warrant Master Fund, Ltd.’s ownership of our shares of Common Stock would exceed the beneficial ownership limitation. The address of the selling stockholder is c/o Sabby Volatility Warrant Master Fund, Ltd., c/o Captiva (Cayman) Ltd, Governors Square, Bldg 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.

(5)	Referenced person is affiliated with the Placement Agent, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. Referenced person has sole voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $2.0 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. We intend to use a portion of the net proceeds we may receive from any cash exercises of the Warrants for working capital and general corporate purposes.

The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Common Warrants and Placement Agent Warrants are exercisable on a cashless basis after ninety (90) days from the date of issuance if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the shares of Common Stock underlying the Common Warrants and Placement Agent Warrants. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Common Warrants and Placement Agent Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our Common Stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of October 30, 2023, information regarding beneficial ownership of our voting securities by:

●	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our Common Stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock that they beneficially own, subject to community property laws where applicable. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of October 30, 2023. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have based the percentage ownership information prior to this Offering on an aggregate of 5,803,945 shares of Common Stock outstanding.

Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Lipella Pharmaceuticals Inc., 7800 Susquehanna St., Suite 505, Pittsburgh, PA 15208.

	Beneficial Ownership
Name and Address of Beneficial Owner (1)	Common Stock

Named Executive Officers and Directors	Number (2)	Voting Power (%) (2)
Jonathan Kaufman (3)	1,321,776	20.73%
Michael Chancellor (4)	1,365,564	21.41%
Douglas Johnston (5)	50,000	*
Lori Birder	—	—
Daniel Cohen (6)	25,000	*
Byong (Christopher) Kim (7)	35,000	*
Ryan Pruchnic (8)	35,000	*
Naoki Yoshimura (9)	39,000	*
All executive officers and directors as a group (8 persons)	2,871,340	39.92%

5% Stockholders (excluding named executive officers)
Sabby Volatility Warrant Master Fund, Ltd. (10)	644,166	9.99%
Leaf Huang (11)	555,557	9.67%
Michele Gruber (12)	358,883	5.88%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Based on 5,803,945 shares of Common Stock issued and outstanding as of October 30, 2023.

(3)	Number of shares of Common Stock beneficially owned consists of (i) 688,943 shares of Common Stock and (ii) 632,833 shares of Common Stock issuable upon the exercise of stock options held by Dr. Kaufman. Such number of shares beneficially owned does not include 86,667 shares of Common Stock issuable upon the exercise of stock options held by Dr. Kaufman, which will not vest within 60 days of October 30, 2023. Such stock options held by Dr. Kaufman are exercisable for shares of Common Stock at prices ranging from $1.25 to $5.00 per share.

(4)	Number of shares of Common Stock beneficially owned consists of (i) 732,731 shares of Common Stock and (ii) 632,833 shares of Common Stock issuable upon the exercise of stock options held by Dr. Chancellor. Such number of shares beneficially owned does not include 86,667 shares of Common Stock issuable upon the exercise of stock options held by Dr. Chancellor, which will not vest within 60 days of October 30, 2023. Such stock options held by Dr. Chancellor are exercisable for shares of Common Stock at prices ranging from $1.25 to $5.00 per share.

(5)	Number of shares of Common Stock beneficially owned consists of 50,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Johnston, which are exercisable for shares of Common Stock at a price of $2.19 per share.

(6)	Number of shares of Common Stock beneficially owned consists of 25,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Cohen, which are exercisable for shares of Common Stock at a price of $2.19 per share.

(7)	Number of shares of Common Stock beneficially owned consists of 35,000 shares of Common Stock issuable upon the exercise of stock options held by Dr. Kim, which are exercisable for shares of Common Stock at prices between $2.19 and $5.00 per share.

(8)	Number of shares of Common Stock beneficially owned consists of 35,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Pruchnic, which are exercisable for shares of Common Stock at prices between $2.19 and $5.00 per share.

(9)	Number of shares of Common Stock beneficially owned consists of 39,000 shares of Common Stock issuable upon the exercise of stock options held by Dr. Yoshimura, which are exercisable for shares of Common Stock at prices ranging from $1.25 to $5.00 per share.

(10)	Number of shares of Common Stock beneficially owned is based on the Pre-Funded Warrants and Common Warrants issued to Sabby Volatility Warrant Master Fund, Ltd, which is subject to a 9.99% and 4.99%, respectively, beneficial ownership limitation, which limitations prohibit the selling stockholder from exercising any portion of the Warrants if, following such exercise, Sabby Volatility Warrant Master Fund, Ltd.’s ownership of our shares of Common Stock would exceed the beneficial ownership limitation. Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd., and Hal Mintz, manager of Sabby Management, LLC, may be deemed to share voting and dispositive power with respect to these securities. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of the selling stockholder is c/o Sabby Volatility Warrant Master Fund, Ltd., c/o Captiva (Cayman) Ltd, Governors Square, Bldg 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.

(11)	Number of shares of Common Stock beneficially owned is based solely on a Statement on Schedule 13G filed by Leaf Huang with the SEC on February 9, 2023 (the “Huang Schedule 13G”). Based on the information provided in the Huang Schedule 13G, Mr. Huang’s address is c/o Eshelman School of Pharmacy, University of North Carolina at Chapel Hill, 301 Pharmacy Lane, Chapel Hill, North Carolina 27599.

(12)	Number of shares of Common Stock beneficially owned is based solely on a Statement on Schedule 13G filed by Michele Gruber with the SEC on March 29, 2023 and the Company’s subsequent issuance to Mrs. Gruber of 5,000 fully vested stock options in June 2023. Such number of shares beneficially owned does not include 6,667 shares of Common Stock issuable upon the exercise of stock options held by Mrs. Gruber, which will not vest within 60 days of October 30, 2023. Such stock options held by Mrs. Gruber are exercisable for shares of Common Stock at prices ranging from $1.25 to $5.00 per share.

DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

The Selling Stockholders are offering for resale up to an aggregate of 2,730,264 shares of Common Stock issuable upon exercise of the Warrants. The terms of our shares of Common Stock are contained in our Certificate of Incorporation and our Bylaws, Certificate of Amendment to Second Amended and Restated Certificate of Incorporation, and Designation of Preferences, Rights and Limitations of Series A Preferred Stock, each of which was filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and each of which is incorporated by reference herein. For a description of our Common Stock, see our Registration Statement on Form 8-A, filed with the SEC on December 19, 2022 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.—Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023.

Our Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of Common Stock and up to 20,000,000 shares of blank check preferred stock, par value $0.0001 per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealers or other financial institution of securities offered by this prospectus, which securities such broker-dealers or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incident to the registration of the securities. We agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan & Worcester LLP, New York, New York.

EXPERTS

The financial statements of Lipella Pharmaceuticals Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report of Urish Popeck & Co., LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at https://www.lipella.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 12, 2023 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023;

●	our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed), filed with the SEC on October 10, 2023;

●	our Current Reports on Forms 8-K filed with the SEC on March 27, 2023, June 1, 2023, June 23, 2023, August 2, 2023, August 8, 2023, and October 26, 2023 (except for Item 2.02 and Item 7.01 of any Current Report on Form 8-K which are not deemed “filed” for purposes of Section 18 of the Exchange Act and are not incorporated by reference in this prospectus); and

●	the description of our Common Stock contained in (i) our registration statement on Form 8-A, filed with the SEC on December 19, 2022 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.2—Description of Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: at 7800 Susquehanna St., Suite 505, Pittsburgh, PA 15208, Attn: Finance Department, or by calling (412) 901-0315.

Copies of these filings are also available through the “Investor Relations” section of our website at https://www.lipella.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

LIPELLA PHARMACEUTICALS INC.

Up to 2,730,264 Shares of Common Stock underlying Warrants

PROSPECTUS

The date of this prospectus is November 8, 2023.